Exhibit 99.4

Consent to be Named as a Director

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to his being named as a person who is about to become a director of Centennial Bank Holdings, Inc. (“Centennial”) in the Registration Statement on Form S-4, and any subsequent amendments thereto, to be filed by Centennial with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the proposed merger of First MainStreet Financial, Ltd. with and into Centennial.

/S/ STEPHEN D. JOYCE
Stephen D. Joyce

July 15, 2005